Exhibit 99.1

Odyssey Health Achieves Positive Safety Outcomes for Concussion Drug in Multiple Ascending Dosing Trial

Las Vegas, NV, Aug. 18, 2022 (GLOBE NEWSWIRE) -- Odyssey Health, Inc. (OTC: ODYY), f/k/a Odyssey Group International, Inc., a company focused on developing unique, life-enhancing medical products, today announced the successful completion of safety measures for their Phase I Multi-Day Ascending Dosing (MAD) clinical trial. Odyssey’s trial involves administering PRV-002, the Company’s novel drug to treat concussion, to healthy human subjects. For MAD Cohort I, the drug was safe and well tolerated.

Cohort I of the MAD trial was conducted at Nucleus Network, a leading clinical research organization. Cohort I findings were evaluated by the Safety Review Committee. Eight healthy human volunteers received one dose of PRV-002 or placebo for five consecutive days followed by evaluations for abnormal responses. No severe adverse events were noted as PRV-002 was well-tolerated. Vital signs, EKG readings and breathing function were all normal. Blood labs showed no alterations associated with multi-day PRV-002 treatment. Pharmacokinetic analysis showed a direct linear relationship between drug dosing concentration and blood plasma levels for each of the five days of dosing. There was no appreciable accumulation of the drug with consecutive day treatments. Blood levels of PRV-002 were significantly lower on average with intranasal administration than what would be expected with other routes of delivery.

“After reviewing the data from MAD Cohort I, I have strong confidence that PRV-002 will continue to show safety during the final, high dose MAD portion of the Phase I clinical trial. We have unanimously approved the start of MAD Cohort II. The overall low levels of PRV-002 in the blood support the hypothesis that more drug is getting to the brain itself when administered with the intranasal device. If this turns out to be the case not only can the targeted effects of the drug be more efficacious, but the drug will also likely have fewer potential side effects.” commented Dallas Hack, MD, member of the Safety Review Committee.

Philip Ryan, MD, Principal Investigator for Nucleus Network, commented, “Low dose PRV-002 was well-tolerated when given daily for five days. There was no drug accumulation in the blood and levels were much lower than the established toxicity levels seen in the animal studies. The Safety Review Committee has confidence about the safety of the intranasal delivery of PRV-002. We look forward to completing the final high dose MAD portion of the Phase I trial and assisting Odyssey with their Phase II/III design to determine the efficacy of PRV-002 for concussed patients.”

Odyssey is currently selecting clinical sites and developing the Phase II Investigator’s Brochure for the Phase II trial. Concussions represent an ‘unmet’ medical need and affect millions worldwide. A single concussion can significantly increase the risk of developing a mental health disorder in youth.

The global market for concussion treatment was valued at $6.9 billion in 2020 and is forecasted to reach $8.9 billion by 2027, according to Grandview Research. Common settings for concussion include contact sports, military training and operations, motor vehicle accidents, children at play and falls in elderly assistive-living facilities.

About Odyssey Health Inc. (formerly Odyssey Group International, Inc.)

Odyssey Health Inc. (OTC: ODYY) is a medical company with a focus in the area of life-saving medical solutions. Odyssey's corporate mission is to create, acquire and develop distinct assets, intellectual property, and exceptional technologies that provide meaningful medical solutions. The company is focused on areas that have an identified technological advantage, provide superior clinical utility, and have a substantial market opportunity. For more information, visit the company’s website at www.odysseyhealthinc.com

We encourage our shareholders to visit our corporate social media accounts for updates:
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About PRV-002

PRV-002 is a fully synthetic non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety, and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow.

About Nucleus Network

Nucleus Network is the only multi-site Phase 1 clinical trials provider located in Australia and the USA. Nucleus Network provides high-quality, first-in-human and early-phase trials for biotechnology and pharmaceutical companies across the USA, Europe and Asia. Located within cutting-edge health precincts, their cost-effective, accelerated clinical development solutions are supported by advanced technology, clinical excellence, and research expertise.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete the Phase I trial, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.

Inquiries:
Odyssey Health
info@odysseyhealthinc.com

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